Exhibit 10.2
Kevin P. McAlea Severance Arrangement
3D Systems Corporation and Mr. Kevin P. McAlea are parties to a severance arrangement pursuant to which Mr. McAlea would become entitled to severance payments equal to nine months of his then current salary if his employment is terminated other than for cause.